Exhibit 8.1

April 25, 2007

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, FL 33134

Ladies and Gentlemen:

We have acted as special tax counsel to BankUnited Financial Corporation, a Florida corporation (the “Company”), in connection in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on April 18, 2007 pursuant to the Securities Act of 1933, as amended (the “Act”), the final Prospectus Supplement, dated April 19, 2007, filed with the Commission pursuant to Rule 424(b) of its General Rules and Regulations under the Act (as amended and supplemented, such final Prospectus Supplement being referred to herein as the “Prospectus Supplement”) relating to the proposed sale of 3,200,000 HiMEDS Units (the “Units”) by the Company and purchase by the underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated April 19, 2007 (the “Agreement”) pursuant to the terms of the Agreement. The Units consist of a purchase contract (the “Purchase Contract”) to purchase shares of the class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) and a beneficial interest in a 6.37% Senior Note due 2012 of the Company (the “Notes,” and together with the Units, the Purchase Contracts and the Common Stock to be issued upon settlement of the Purchase Contracts, the “Securities”). The Notes are being issued pursuant to a Base Indenture, dated as of April 18, 2007, as supplemented by a Supplemental Indenture dated as of April 25, 2007 (as supplemented, the “Indenture”), between the Company and The Bank of New York, as Trustee. The Purchase Contracts are being issued pursuant to a Purchase Contract and Pledge Agreement, dated as of April 25, 2007 (the “Purchase Contract and Pledge Agreement”), between the Company and The Bank of New York. The forms of the Indenture, the Purchase Contract and Pledge Agreement, and the Securities were, or will be, filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement (Registration No. 333-142200), the Prospectus Supplement, the Pricing Term Sheet filed with the Commission on April 19, 2007 and the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion expressed below. In such examination and reliance we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and we have relied upon certificates and oral or written statements and other information obtained from the Company, J.P. Morgan Securities Inc., the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and J.P. Morgan Securities Inc. in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

1. the Registration Statement;

2. the Prospectus Supplement;

3. the Agreement;

4. the Purchase Contract and Pledge Agreement;

5. the Indenture;

6. the representation letter dated April 25, 2007 from J.P. Morgan Securities Inc. to the Company;

7. the representation letter dated April 25, 2007 from the Company to Cadwalader, Wickersham & Taft LLP; and

8. conversations with the Company and J.P. Morgan Securities Inc.

Items 1 to 5 above are referred to in this letter as the “Transaction Documents.”

We have also assumed (other than with respect to the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications stated

therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect.

The following opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretations thereof. We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future amendments to the Code or Treasury regulations thereunder or subsequent judicial or administrative interpretations thereof or any changes in the facts bearing upon this opinion letter, any of which could affect our conclusions. We express no opinion other than as to the federal income tax laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the statements made in the Prospectus Supplement under the heading “Certain U.S. federal income tax consequences” to the extent such statements summarize material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Units and other Securities to the holders thereof described therein, are correct in all material respects.

We hereby consent to the filing of this letter as an exhibit incorporated by reference into the Registration Statement without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP